CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, August 3, 2022

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2022 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the second quarter of 2022.

Highlights
•Revenue decreased 4.6% compared to record Q2 2021, reflecting lower sales in the Company's consumer markets partially offset by increased sales in the global commercial market
•Operating profit was $5.4 million compared to $0.9 million in Q2 2021
•Demand for small kitchen appliances continues to be significantly higher than pre-pandemic levels and slightly softer than 2021
•For the full year 2022, Hamilton Beach Brands continues to expect revenue to increase modestly and operating profit to increase significantly compared to 2021

Second Quarter 2022 Compared to Second Quarter 2021
Total revenue decreased $7.1 million, or 4.6%, to $147.5 million compared to a record $154.7 million. Sales declined in most of the Company's consumer markets compared to the prior year, which included the favorable impact of U.S. government stimulus checks on consumer spending. Partially offsetting the decline was a revenue increase of $4.1 million, or 37.3%, in the Company's global commercial market, as the foodservice and hospitality industries continued to rebound strongly from pandemic-driven demand softness.
Revenue decreases in the Company's U.S., Latin American and Mexican consumer markets were partially offset by increased revenue in the Canadian consumer market. Also contributing to the decrease in total revenue compared to the prior year was a transition from a company-managed model to a licensing model for the Company's consumer business in Brazil and China, which was completed at the end of 2021.
Ecommerce sales increased 8.3% and accounted for 37.3% of total revenue compared to 32% in the second quarter of 2021.
Gross profit was $32.0 million compared to $28.4 million. Gross profit margin was 21.7% compared to 18.4%, primarily due to the impact of a full quarter of price increases that offset higher product and transportation costs. Additionally, there was a reduction in carrier storage charges compared to the second quarter of 2021.
Selling, general and administrative expenses decreased to $26.5 million compared to $27.4 million, primarily due to incremental expenses incurred during the relocation to the Company's new distribution center in the second quarter of 2021 that did not recur. Additionally, expenses decreased for outside services. Overall employee-related costs decreased due to lower accruals for incentive compensation as a result of a decline in the Company's stock price.
Operating profit was $5.4 million compared to $0.9 million.

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The effective tax rate on income was (5.8)% compared to 79.1%. The current year amount reflected the favorable impact of reversing interest and penalties on unrecognized tax benefits that were included in the prior year. The reversal was due to a change in the Company's position on an unresolved tax matter related to the Company's Mexican subsidiaries.
Net income was $5.1 million, or $0.36 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share.
On February 22, 2022, the Company's Board of Directors approved a stock repurchase program for up to $25 million of the Company's Class A Common outstanding through December 31, 2023. During the three months ended June 30, 2022, the Company repurchased 151,221 shares at prevailing market prices for an aggregate purchase price of $1.6 million.

Cash Flow and Debt
For the six months ended June 30, 2022, net cash used for operating activities was $25.5 million compared to cash provided by operating activities of $8.4 million in the prior year, primarily due to net working capital, which was a use of cash of $36.1 million in 2022 compared to providing cash of $14.6 million in 2021. In 2022, trade receivables provided net cash of $19.8 million compared to $45.2 million in the prior year due to the timing of collections and decreased sales in 2022 compared to 2021. Net cash used for inventory and accounts payable combined was $55.9 million in 2022 compared to $30.6 million in 2021.
Capital expenditures through the second quarter of 2022 decreased to $0.7 million compared to $7.6 million through the second quarter of 2021, primarily due to capital spending for the Company's new distribution center in the prior year that did not recur.
At June 30, 2022, net debt, or debt minus cash and cash equivalents, was $126.3 million compared to $98.1 million at June 30, 2021, and $95.7 million at December 31, 2021, due to higher net working capital.

Outlook
Industry-wide demand for small kitchen appliances in the U.S. has slowed somewhat compared to the Company's previously stated outlook, however, it remains significantly higher than pre-pandemic levels and only slightly softer than 2021. Consumers continue to prepare a significant number of meals and beverages at home as a result of new habits formed during the pandemic, continued remote or hybrid work-from-home practices, a heightened interest in healthy eating, and as a means to control expenses during inflationary times. The global commercial market is expected to continue to rebound strongly from pandemic-driven demand softness.
The Company continues to experience significantly higher transportation and product costs due to inflation and ongoing supply chain constraints. To mitigate rising costs, the Company has implemented additional pricing initiatives that are becoming effective in the third quarter of 2022 and expects to continue to adjust prices as necessary while also remaining competitive with customers and consumers. The Company may not be able to cover all future cost increases with additional pricing initiatives.
Inventory at the end of the second quarter of 2022 is primarily due to supply chain constraints that delayed delivery of some 2021 orders from China and to recently announced retailer inventory rebalancing programs. While the Company's products are not in an overstocked position, overstock levels in other categories are having a near-term impact on retailer reorders overall. The Company's inventory is of good quality. The Company expects to significantly reduce current levels by the end of the year through ongoing placements and purchase order management.
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The Company's core business is solid, and it expects each of its strategic initiatives to provide growth in 2022 as it focuses on increasing sales in the premium, home health and wellness, and global commercial markets. Compared to the Company's previous outlook, sales expectations for the second half of 2022 have been adjusted slightly to reflect a somewhat more conservative outlook for consumer demand, while sales expectations for the Company's commercial products assume a continued strong rebound from pandemic-driven softness. The Company continues to expect that revenue for the second half of 2022 will increase modestly compared to the second half of 2021. For the full year 2022, Hamilton Beach Brands continues to expect modest revenue growth compared to record revenue in 2021. Full-year operating profit is expected to increase significantly compared to 2021, which includes a $10 million insurance recovery in the first quarter of 2022.
The Company’s current outlook could change depending on how a number of factors in the macro environment ultimately unfold, including retailer inventory rebalancing programs, retailer acceptance of any needed price increases to offset rising product and transportation costs, inflationary pressures, rising interest rates, consumer sentiment, any worsening of supply chain constraints, Covid protocols in China, and the direct or indirect impact of the conflict in Ukraine.
The Company's six strategic initiatives are focused on long-term growth and value creation. Following is a brief summary of each one.
Expand in Home Health and Wellness: This initiative was added in 2021. During the past year, the Company took many steps to introduce new products in the air purification, water filtration and home medical categories. New products in these categories are expected to generate revenue as they are launched throughout 2022 and into 2023 and gain momentum. To date, the Company has:
–Introduced the first products in a new line of premium air purifiers under the Clorox® brand name as part of an exclusive multiyear trademark licensing agreement with The Clorox Company along with plans to launch additional new models in the coming months.
–Launched the Smart Sharps Bin® from Hamilton Beach Health® powered by HealthBeacon® for at-home injection care management in the U.S. home medical market under an exclusive multiyear agreement with HealthBeacon plc.
–Entered into an exclusive multiyear trademark licensing agreement with Brita® and plans to launch a new line of countertop water appliances in early 2023.
Gain Share in the Premium Market: New products and digital marketing are expected to drive growth of the Company's premium brand products. In 2022, the Company plans to launch Generation 2 of the Bartesian® premium cocktail machine, which will provide enhanced functionality, as well as introduce the Bartesian Duet, a smaller 2-bottle model, and a commercial model. The CHI® garment care brand continues to grow as consumers return to offices and engage in more evening and weekend activities following the pandemic receding.
Lead in the Global Commercial Market: The Company expects to generate additional growth in the global commercial market through product development, digital marketing and increasing customer relationships with regional and global chains.
Drive Core Growth: The Company plans to drive growth of its flagship Hamilton Beach® and Proctor Silex® brands through innovative new product development, including an emphasis on higher priced products, and digital marketing.
Accelerate Digital Transformation: The Company plans to continue to invest in robust digital marketing for all of its brands and markets.
Leverage Partnerships and Acquisitions: The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances and acquisitions that would drive growth in all of its markets.
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Hamilton Beach Brands expects to benefit from a number of strengths and competitive advantages, even during periods of economic downturn. These include:
–Leader in the small kitchen appliance industry.
–Leading market share. Hamilton Beach is the #1 small kitchen appliance brand in the USA, in brick-and-mortar and ecommerce channels, based on units sold, with a 9.5% share at June 30, 2022, and well above the next closest competing brand. The Hamilton Beach® brand held a top three share in 27 high-demand categories at June 30, 2022.
–Strong portfolio of preferred, well-known, trusted brands covers the broad range of value to luxury markets and more than 50 categories. The diversified portfolio provides exposure to high-income consumers through its premium products. It also provides numerous offerings to value-tier consumers and includes the opportunity to capture potential trade-down during times of economic downturn. The Company also has exposure to the higher-priced, higher-margin global commercial foodservice and hotel room amenities markets.
–Well-developed ecommerce capability. Online sales accounted for 37.3% of total revenue at the end of the second quarter of 2022. The Company's products have strong ratings and reviews, and 6 of its 10 brands are rated 4.5 stars or higher as of June 30, 2022, according to ReviewCamp.
–History of proven innovation. The Company is launching new products across the highest demand categories in the second half of 2022. The Company's new product development supports its strategic initiatives for growth of its flagship brands, Hamilton Beach and Proctor Silex, as well as in the premium, home health and wellness, and global commercial markets. The Company's bases its innovation on deep consumer research and increasingly has focused on higher-priced, higher margin products.
–Resilient during past economic downturns. The small kitchen appliance industry and the Company have been resilient during recessionary times, as consumers become more home centric and cook more, and many product categories are considered essential.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, August 4, 2022, at 11:00 a.m. Eastern time.The call may be accessed by dialing 844-200-6205 (US) or 929-526-1599 (all other locations), Access Code: 733621. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, Brightline® and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, Clorox® air purifiers, and Brita® countertop water appliances. Hamilton Beach Brands markets and distributes the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Hamilton Beach Brands has entered the home medical market through a multiyear agreement with HealthBeacon plc and is the exclusive marketer and distributor of a smart Injection Care Management System in the U.S. and Canada under the new brand name Hamilton Beach Health®. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

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Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage ongoing constraints throughout the global transportation supply chain, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) the direct and indirect impacts of the increasingly volatile global economic conditions as a result of the conflict in Ukraine; (5) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (6) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (7) bankruptcy of or loss of major retail customers or suppliers, (8) changes in costs, including transportation costs, of sourced products, (9) delays in delivery of sourced products, (10) changes in or unavailability of quality or cost effective suppliers, (11) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products, (12) the impact of tariffs on customer purchasing patterns, (13) product liability, regulatory actions or other litigation, warranty claims or returns of products, (14) customer acceptance of, changes in costs of, or delays in the development of new products, (15) increased competition, including consolidation within the industry, (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Furthermore, the situation surrounding COVID-19, including the mutation of variants, continues to remain fluid globally and the Company continues to manage ongoing challenges associated with the pandemic as they relate to demand, supply and operations. The potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price remains a risk. The Company cannot reasonably estimate with any degree of certainty any future impact of COVID-19. The extent of any impact will depend on the scope of any new virus mutations and outbreaks, the nature of government public health guidelines and the public’s adherence to those guidelines, the success of business and economic recovery as the pandemic recedes, the easing of pandemic-driven supply chain disruptions, unemployment levels, and the extent to which new lockdowns may be needed or are required in particular countries including China.
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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2022	2021	2022	2021
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$147,527	$154,655	$293,878	$303,904
Cost of sales	115,549	126,272	233,670	243,828
Gross profit	31,978	28,383	60,208	60,076
Selling, general and administrative expenses	26,503	27,447	41,936	53,826
Amortization of intangible assets	50	50	100	100
Operating profit (loss)	5,425	886	18,172	6,150
Interest expense, net	867	698	1,600	1,418
Other expense (income), net	(252)	(224)	1,214	(53)
Income (loss) before income taxes	4,810	412	15,358	4,785
Income tax expense (benefit)	(279)	326	3,096	1,823
Net income (loss)	$5,089	$86	$12,262	$2,962

Basic and diluted earnings (loss) per share	$0.36	$0.01	$0.87	$0.21

Basic weighted average shares outstanding	14,068	13,875	14,065	13,865
Diluted weighted average shares outstanding	14,095	13,887	14,093	13,881

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2022	DECEMBER 31 2021	JUNE 30 2021
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$701	$1,125	$1,108
Trade receivables, net	99,723	119,580	102,898
Inventory	228,353	183,382	151,728
Prepaid expenses and other current assets	13,105	14,273	18,220
Total current assets	341,882	318,360	273,954
Property, plant and equipment, net	28,680	30,485	30,319
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,592	1,692	1,792
Deferred income taxes	1,364	4,006	3,425
Deferred costs	19,411	18,703	14,192
Other non-current assets	5,509	3,005	3,070
Total assets	$404,691	$382,504	$333,005
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$121,552	$131,912	$99,387
Accrued compensation	7,376	11,719	7,666
Accrued product returns	5,286	6,429	6,276
Other current liabilities	12,939	14,116	17,957
Total current liabilities	147,153	164,176	131,286
Revolving credit agreements	127,003	96,837	99,170
Other long-term liabilities	13,733	19,212	19,461
Total liabilities	287,889	280,225	249,917
Stockholders' equity
Class A Common stock	106	103	102
Class B Common stock	39	40	41
Capital in excess of par value	63,390	61,586	60,881
Treasury stock	(7,600)	(5,960)	(5,960)
Retained earnings	70,145	60,753	45,188
Accumulated other comprehensive loss	(9,278)	(14,243)	(17,164)
Total stockholders' equity	116,802	102,279	83,088
Total liabilities and stockholders' equity	$404,691	$382,504	$333,005

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2022	2021
	(In thousands)
Operating activities
Net income (loss)	$12,262	$2,962
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,465	1,847
Deferred income taxes	1,533	3,925
Stock compensation expense	1,806	2,532
Brazil foreign currency loss	2,085	—
Other	223	(55)
Net changes in operating assets and liabilities:
Affiliate payable	—	(471)
Trade receivables	19,846	45,150
Inventory	(45,714)	23,159
Other assets	1,019	(6,824)
Accounts payable	(10,275)	(53,674)
Other liabilities	(10,706)	(10,126)
Net cash provided by (used for) operating activities	(25,456)	8,425
Investing activities
Expenditures for property, plant and equipment	(661)	(7,616)
Net cash provided by (used for) investing activities	(661)	(7,616)
Financing activities
Net additions (reductions) to revolving credit agreements	30,237	686
Purchase of treasury stock	(1,640)	—
Cash dividends paid	(2,870)	(2,689)
Other financing	—	(163)
Net cash provided by (used for) financing activities	25,727	(2,166)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(36)	78
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	(426)	(1,279)
Balance at the beginning of the period	2,150	3,436
Balance at the end of the period	$1,724	$2,157

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$701	$1,108
Restricted cash included in prepaid expenses and other current assets	62	213
Restricted cash included in other non-current assets	961	836
Total cash, cash equivalents, and restricted cash	$1,724	$2,157
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